EXHIBIT 4.2
                          CERTIFICATE OF DESIGNATIONS,

                            PREFERENCES AND RIGHTS OF

                     SERIES A CONVERTIBLE PREFERRED STOCK OF

                  AMERICAN INTERNATIONAL PETROLEUM CORPORATION

                    PURSUANT TO SECTION _______ OF THE NEVADA

                             GENERAL CORPORATION LAW


     1. Number of Shares of Series A Convertible Preferred Stock. Of the 7,000,000 shares of authorized but unissued Preferred Stock, $.01 par value ("Preferred Stock") of the Corporation, eighteen thousand (18,000) shares shall be designated and known as Series A Convertible Preferred Stock, par value $.01 per share ("Series A Convertible Preferred Stock").

     2. Voting.

     (a) Unless required by law, no holder of any shares of Series A Convertible Preferred Stock shall be entitled to vote at any meeting of stockholders of the Corporation (or any written actions of stockholders in lieu of meetings) with respect to any matter presented to the stockholders of the Corporation for their action or consideration. Notwithstanding the foregoing, the Corporation shall provide each holder of record of Series A Convertible Preferred Stock with timely notice of every meeting of stockholders of the Corporation and shall provide each holder with copies of all proxy materials distributed in connection therewith.

     (b) So long as shares of Series A Convertible Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent, as provided by the Nevada General Corporation Law) of the holders of at least 85% of the then outstanding shares of Series A Convertible Preferred Stock:

          (i) alter or change the rights, preferences or privileges of the Series A Convertible Preferred Stock;

          (ii) create any new class or series of capital stock ranking on a parity with ("Pari Passu Securities") or a preference over the Series A Convertible Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Corporation ("Senior Securities") or alter or change the rights, preferences or privileges of any Senior Securities so as to affect adversely the Series A Convertible Preferred Stock;


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          (iii) increase the authorized number of shares of Series A Convertible
     Preferred Stock;

          (iv) do any act or thing not authorized or contemplated by this Certificate of Designations which would result in taxation of the holders of shares of the Series A Convertible Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended (or any comparable provision of the Internal Revenue Code as hereafter from time to time amended); or

          (v) issue any additional shares of Series A Preferred Stock except as pursuant to the Securities Purchase Agreement (defined below).

     In the event holders of at least 85% of the then outstanding shares of Series A Convertible Preferred Stock agree to allow the Corporation to alter or change the rights, preferences or privileges of the shares of Series A Convertible Preferred Stock, pursuant to subsection (b) above, so as to affect the Series A Convertible Preferred Stock, then the Corporation will deliver notice of such approved change to the holders of the Series A Convertible Preferred Stock that did not agree to such alteration or change (the "Dissenting Holders") and Dissenting Holders shall have the right for a period of thirty
(30) days to convert any and all shares of then held Series A Convertible Preferred Stock pursuant to the terms of this Certificate of Designations as in effect prior to such alteration or change, or else to continue to hold their shares of Series A Convertible Preferred Stock.

     3. Dividends

     No holder of any shares of Series A Convertible Preferred Stock shall be entitled to receive any dividends.

     4. Liquidation

     (a) If the Corporation shall commence a voluntary case under the Federal bankruptcy laws or any other applicable Federal or state bankruptcy, insolvency or similar law, or consent to the entry of an order for relief in an involuntary case under any law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or if a decree or order for relief in respect of the Corporation shall be entered by a court having jurisdiction in the premises in an involuntary case under the Federal bankruptcy laws or any other applicable Federal or state bankruptcy, insolvency or similar law resulting in the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order shall be unstayed and in effect for a period of thirty (30) consecutive days and, on account of any such event, the Corporation shall liquidate, dissolve or wind up, or if the Corporation shall otherwise liquidate, dissolve or wind up (each such event being considered a "Liquidating Event"), no distribution shall be made to the holders of any shares of capital stock of the Corporation upon liquidation, dissolution or winding up unless prior thereto, the holders of shares of Series A


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Convertible  Preferred Stock shall have received the Liquidation  Preference (as defined in Paragraph 4(c)) with respect to each share. If upon the occurrence of a Liquidation Event, the assets and funds available for distribution among the holders of the Series A Convertible Preferred Stock and holders of Pari Passu Securities shall be insufficient to permit the payment to such holders of the preferential amounts payable thereon, then the entire assets and funds of the Corporation legally available for distribution to the Series A Convertible Preferred Stock and the Pari Passu Securities shall be distributed ratably among such shares in proportion to the ratio that Liquidation Preference payable on each such share bears to the aggregate Liquidation Preference payable on all such shares.

     (b) The Liquidation Preference shall be the Stated Value of $1,000 per share of Series A Convertible Preferred Stock.

     5. Optional Conversion. The holders of shares of Series A Convertible Preferred Stock shall have the following conversion rights:

     (a) Right to Convert; Conversion Price. Subject to the terms, conditions, and restrictions of this Paragraph 5, commencing on the Original Issuance Date (as hereinafter defined), the holder of any shares of Series A Convertible Preferred Stock shall have the right to convert each such share of Series A Convertible Preferred Stock (except that upon any liquidation of the Corporation, the right of conversion shall terminate at the close of business on the business day fixed for payment of the amount distributable on the Series A Convertible Preferred Stock) into a number of shares of Common Stock equal to the Stated Value of such share or shares of Series A Convertible Preferred Stock divided by (i) 92% of the average of the three lowest volume weighted average sales prices, as reported by Bloomberg L.P., on the principal market for the Corporation's Common Stock (the "Principal Market") during the period of twenty Trading Days ending with the last Trading Day prior to the date of conversion (the "Market Price"), (the "Conversion Price"). To illustrate, if the Market Price as of the Conversion Date is $1.35 and 100 shares of Series A Convertible Preferred Stock are being converted, the Stated Value for which would be $100,000, then the Conversion Price shall be $1.24 per share of Common Stock ($1.35 x .92), whereupon the Stated Value of $100,000 of Series A Convertible Preferred Stock would entitle the holder thereof to convert the 100 shares of Series A Convertible Preferred Stock into 80,645 shares of Common Stock ($100,000 divided by $1.24 equals 80,645). The right of each holder to convert shares of Series A Convertible Preferred Stock into shares of Common Stock is subject to the limitations set forth in Paragraph 5(b) below, and for the purpose of complying with the limitation set forth in Paragraph 5(b)(ii), shall be prorated among the original purchasers of the shares of Series A Convertible Preferred Stock (the "Initial Holders') and their subsequent transferees, if any, based upon the number of shares of Series A Convertible Preferred Stock purchased by the Initial Holders. As used herein, "Original Issuance Date" means the date upon which shares of Series A Convertible Preferred Stock are initially issued.

     (b) Numerical Limitations. (i) No shares of Series A Convertible Preferred Stock may be converted into Common Stock, to the extent that, after giving effect to the conversion and issuance of the Common Stock to be issued pursuant to the applicable Conversion Notice (as defined in Paragraph 5(c) below), the total number of shares of Common Stock deemed beneficially


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owned by the holder requesting conversion (other than by virtue of the ownership of unconverted shares of Series A Convertible Preferred Stock or the ownership of other securities that have limitations on a holder's rights to exchange, convert or exercise similar to those limitations set forth herein), together with all shares of Common Stock deemed beneficially owned by such holder's Affiliates (as defined in Rule 405 of the Securities Act of 1933, as amended) that would be aggregated for purposes of determining whether a group under
Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder, would exceed 9.99% of the total issued and outstanding shares of Common Stock. If any court of competent jurisdiction shall determine that the foregoing limitation is ineffective to prevent a holder from being deemed the beneficial owner of more than 9.99% of the then outstanding shares of Common Stock, then the Corporation shall redeem so many of such holder's shares of Series A Convertible Preferred Stock pursuant to Paragraph 7(a) hereof as are necessary to cause such holder to be deemed the beneficial owner of not more than 9.99% of the then outstanding shares of Common Stock; provided that such conversion limitation shall not apply following the occurrence of any Event of Default which is not cured within ten days of the occurrence of such Event of Default.

          (ii) Unless the Corporation shall have obtained the approval of its voting stockholders to such issuance, if required in accordance with the rules of the Principal Market, the Corporation shall not issue shares of Common Stock upon conversion of any shares of Series A Convertible Preferred Stock if such issuance of Common Stock, when added to the number of shares of Common Stock previously issued by the Corporation upon conversion of shares of the Series A Convertible Preferred Stock, together with shares of Common Stock issued and issuable upon exercise of warrants issued in connection with the sale of shares of Series A Convertible Preferred Stock, would result in the issuance of more than 19.9% of the number of shares of Common Stock which were issued and outstanding on the Original Issuance Date. To the extent the number of shares of Common Stock issuable upon conversion would but for the limitation set forth in this Paragraph 5(b)(ii) exceed such limit, the Corporation shall redeem promptly (but not later than the fifth Trading Day after receipt of the applicable Conversion Notice) the shares of Series A Convertible Preferred Stock that may not be converted into shares of Common Stock as a result of such limitation in accordance with Section 7(a) hereof.

     (c) Notice of Conversion. The right of conversion shall be exercised by the holder thereof by giving written notice (the "Conversion Notice") to the Corporation, by facsimile or by registered mail or overnight delivery service, with a copy by facsimile to the Corporation's then transfer agent for its Common Stock, as designated by the Corporation from time to time, that the holder elects to convert a specified number of shares of Series A Convertible Preferred Stock representing a specified Stated Value thereof into Common Stock and, if such conversion will result in the conversion of all of such holder's shares of Series A Convertible Preferred Stock, by surrender of a certificate or certificates for the shares so to be converted to the Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holders of the Series A Convertible Preferred Stock) at any time during its usual business hours on the date set forth in the Conversion Notice, together with a statement of


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the name or names (with address) in which the  certificate or  certificates  for shares of Common Stock shall be issued. The Conversion Notice shall include therein the Stated Value of shares of Series A Convertible Preferred Stock to be converted, and a calculation (i) of the Market Price, (ii) the Conversion Price, and (iii) the number of shares of Common Stock to be issued in connection with such conversion.

     (d) Issuance of Certificates; Time Conversion Effected. (i) Promptly, but in no event more than five Trading Days, after the receipt of the Conversion Notice referred to in Subparagraph 5(c) (the "Deadline"), the Corporation shall issue and deliver, or cause to be issued and delivered, to the holder, registered in such name or names as such holder may direct, a certificate or certificates for the number of whole shares of Common Stock into which such shares of Series A Convertible Preferred Stock are converted. To the extent permitted by law, such conversion shall be deemed to have been effected on the date on which such Conversion Notice shall have been received by the Corporation and at the time specified stated in such Conversion Notice, which must be during the calendar day of such notice, and at such time the rights of the holder of such share or shares of Series A Convertible Preferred Stock shall cease, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby. Issuance of shares of Common Stock issuable upon conversion which are requested to be registered in a name other than that of the registered holder shall be subject to compliance with all applicable federal and state securities laws. In lieu of delivering physical certificates representing the Common Stock issuable upon conversion, provided the Corporation's transfer agent is participating in the Depository Trust Company ("DTC") Fast Automated Securities Transfers Program, upon initial request of the holder of the Series A Convertible Preferred Stock and its compliance with the provisions contained in this Paragraph 5(d) (i), the Corporation shall use its best efforts to cause its transfer agent to electronically transmit the Common Stock issuable upon conversion of the Series A Convertible Preferred Stock by crediting the account of such holders' Prime Broker with DTC through its Deposit Withdraw Agent Commission System.

          (ii) The Corporation understands that a delay in the issuance of the shares of Common Stock beyond the Deadline could result in economic loss to the holder. As compensation to the holder for such loss, the Corporation agrees to pay late payments to the holder for late issuance of shares of Common Stock upon conversion in the event the Corporation fails to deliver the Common Stock issuable upon conversion of the Series A Convertible Preferred Stock more than one day following the Deadline. Late payments will accrue in the amount of $500.00 for each $100,000 Stated Value of the Series A Convertible Preferred Stock then outstanding, per day in cash for each of the first ten days beyond the Deadline and, $1,000.00 for each $100,000 Stated Value of the Series A Convertible Preferred Stock then outstanding per day in cash for each day thereafter that the Company fails to deliver such Common Stock. The Corporation shall pay any payments incurred under this Paragraph 5(d) (ii) in immediately available funds upon demand. Nothing herein shall limit holder's right to pursue injunctive relief and/or actual damages for the Corporation's failure to issue and deliver Common Stock to the holder. Furthermore, in addition to any other remedies which may be available to the holder, in the event that the Corporation fails for any reason to effect delivery of such shares of Common Stock by the Deadline, the holder will be entitled to


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     revoke the relevant Conversion Notice by delivering a notice to such effect to the Corporation whereupon the Corporation and the holder shall each be restored to their respective positions immediately prior to delivery of such Conversion Notice.

          (iii)  The  holder  shall  be  entitled  to  exercise  its  conversion privilege notwithstanding the commencement of any case under 11 U.S.C.ss.101 et seq. (the "Bankruptcy -- ---- Code"). In the event the Corporation is a debtor under the Bankruptcy Code, the Corporation hereby waives to the fullest extent permitted any rights to relief it may have under 11 U.S.C.ss.362 in respect of the holder's conversion privilege. The Corporation hereby waives to the fullest extent permitted any rights to relief it may have under 11 U.S.C.ss.362 in respect of the conversion of the Series A Convertible Preferred Stock. The Corporation agrees, without cost or expense to the holder, to take or consent to any and all action necessary to effectuate relief under 11 U.S.C.ss.362.

     (e) Fractional Shares. No fractional shares shall be issued upon conversion of Series A Convertible Preferred Stock into Common Stock. All fractional shares shall be rounded up to the nearest whole share.

     (f) Share Reorganization. If and whenever the Corporation shall:

          (i) subdivide the outstanding shares of Common Stock into a greater number of shares;

          (ii) consolidate the outstanding shares of Common Stock into a smaller number of shares; (iii) issue Common Stock or securities convertible into or exchangeable for shares of Common Stock as a stock dividend to all or substantially all the holders of Common Stock; or

          (iv) make a distribution on the outstanding Common Stock to all or substantially all the holders of Common Stock payable in Common Stock or securities convertible into or exchangeable for Common Stock;

any of such events being herein called a "Share Reorganization," then in each such case the applicable Conversion Price shall be adjusted, effective immediately after the record date at which the holders of Common Stock are determined for the purposes of the Share Reorganization or, if no record date is fixed, the effective date of the Share Reorganization, by multiplying the applicable Conversion Price in effect on such record or effective date, as the case may be, by a fraction of which:

               (A) the numerator shall be the number of shares of Common Stock outstanding on such record or effective date (without giving effect to the transaction); and

               (B) the denominator shall be the number of shares of Common Stock
          outstanding   after  giving  effect  to  such  Share   Reorganization,
          including, in the case of a


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distribution of securities convertible into or exchangeable for shares of Common
Stock, the number of shares of Common Stock that would have been outstanding if such securities had been converted into or exchanged for Common Stock on such record or effective date.

     (g) Rights Offering. If and whenever the Corporation shall issue to all or substantially all the holders of Common Stock, rights, options or warrants under which such holders are entitled, during a period expiring not more than 45 days after the record date of such issue, to subscribe for or purchase Common Stock (or securities convertible into or exchangeable or exercisable for equity securities "Derivative Securities"), at a price per share (or, in the case of securities convertible into or exchangeable for Common Stock, at an exchange or conversion price per share at the date of issue of such securities) of less than 95% of the Closing Bid Price of the Common Stock on such record date (any such event being herein called a "Rights Offering"), then in each such case the applicable Conversion Price shall be adjusted, effective immediately after the record date at which holders of Common Stock are determined for the purposes of the Rights Offering, by multiplying the applicable Conversion Price in effect on such record date by a fraction of which:

          (i) the numerator shall be the sum of:

               (A) the number of shares of Common Stock outstanding on such record date; and

               (B) a number obtained by dividing: either, (i) the product of the total number of shares of Common Stock so offered for subscription or purchase and the price at which such shares are so offered, or (II) the product of the maximum number of shares of Common Stock into or for which the convertible or exchangeable securities so offered for subscription or purchase may be converted or exchanged and the conversion or exchange price of such securities, or, as the case may be, by the Closing Bid Price of the Common Stock on such record date; and

          (ii) the denominator shall be the sum of:

               (A) the number of shares of Common Stock outstanding on such record date; and

               (B) the number of shares of Common Stock so offered for subscription or purchase (or, in the case of Derivative Securities, the maximum number of shares of Common Stock for or into which the securities so offered for subscription or purchase may be converted or exchanged). To the extent that such rights, options or warrants are not exercised prior to the expiry time thereof, the applicable Conversion Price shall be readjusted effective immediately after such expiry time to the applicable Conversion Price which would then have been in effect upon the number of shares of Common Stock (or Derivative Securities) actually delivered upon the exercise of such rights, options or warrants.


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     (h) Special  Distribution.  If and whenever the Corporation  shall issue or distribute to all or substantially all the holders of Common Stock:

          (i) shares of the Corporation of any class, other than Common Stock;

          (ii) rights, options or warrants; or

          (iii) any other assets (excluding cash dividends and equivalent dividends in shares paid in lieu of cash dividends in the ordinary course);

and if such issuance or distribution does not constitute a Share Reorganization or a Rights Offering (any such event being herein called a "Special Distribution"), then in each such case the applicable Conversion Price shall be adjusted, effective immediately after the record date at which the holders of Common Stock are determined for purposes of the Special Distribution, by multiplying the applicable Conversion Price in effect on such record date by a fraction of which: the numerator shall be the difference between (x) the product of the number of shares of Common Stock outstanding on such record date and the Closing Bid Price of the Common Stock on such date; and (y) the fair market value, as determined by the Directors (whose determination shall be conclusive), to the holders of Common Stock of the shares, rights, options, warrants, evidences of indebtedness or other assets issued or distributed in the Special Distribution (net of any consideration paid therefor by the holders of Common Stock), and the denominator shall be the product of the number of shares of Common Stock outstanding on such record date and the Closing Bid Price of the Common Stock on such date.

     (i) Capital Reorganization. If and whenever there shall occur:

          (i) a reclassification or redesignation of the shares of Common Stock or any change of the shares of Common Stock into other shares, other than in a Share Reorganization;

          (ii) a consolidation, merger or amalgamation of the Corporation with, or into another body corporate; or

          (iii) the transfer of all or substantially all of the assets of the Corporation to another body corporate;

(any such event being herein called a "Capital Reorganization"), then in each such case the holder who exercises the right to convert Convertible Debentures after the effective date of such Capital Reorganization shall be entitled to receive and shall accept, upon the exercise of such right, in lieu of the number of shares of Common Stock to which such holder was theretofore entitled upon the exercise of the conversion privilege, the aggregate number of shares or other securities or property of the Corporation or of the body corporate resulting from such Capital Reorganization that such holder would have been entitled to receive as a result of such Capital Reorganization if, on the effective date thereof, such holders had been the holder of the number of shares of Common Stock to which such holder was theretofore entitled upon conversion; provided, however, that no such


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Capital Reorganization shall be consummated in effect unless all necessary steps shall have been taken so that such holders shall thereafter be entitled to receive such number of shares or other securities of the Corporation or of the body corporate resulting from such Capital Reorganization, subject to adjustment thereafter in accordance with provisions the same, as nearly as may be possible, as those contained above.

     (j) Conversion Price Adjustments. In case at any time and from time to time the Corporation shall issue any shares of Common Stock or Derivative Securities (the number of shares so issued, or issuable upon conversion or exercise of such Derivative Securities, as applicable, being referred to as "Additional Shares of Common Stock") for consideration less than the then Closing Bid Price at the date of issuance of such shares of Common Stock or such Derivative Securities, in each such case the Conversion Price shall, concurrently with such issuance, be adjusted by multiplying the Conversion Price immediately prior to such event by a fraction: (i) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to the issuance of such Additional Shares of Common Stock plus the number of shares of Common Stock that the aggregate consideration received by the Corporation for the total number of such Additional Shares of Common Stock so issued would purchase at the Closing Bid Price and (ii) the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to the issuance of Additional Shares of Common Stock plus the number of such Additional Shares of Common Stock so issued or sold.

     (k) Conversion Price Adjustment Rules. The following terms and procedures shall be applicable to adjustments to the Conversion Price made pursuant to Paragraphs 5(f) through (j):

          (i) no adjustment in the applicable Conversion Price shall be required unless such adjustment would result in a change of at least 1% in the applicable Conversion Price then in effect, provided, however, that any adjustments which, but for the provisions of this clause would otherwise have been required to be made, shall be carried forward and taken into account in any subsequent adjustment;

          (ii) if any event occurs of the type contemplated by the adjustment provisions of this Paragraph 5 but not expressly provided for by such provisions, the Corporation will give notice of such event as provided herein, and the Corporation's board of directors will make an appropriate adjustment in the Conversion Price so that the rights of the holders of the applicable Security shall not be diminished by such event; and

          (iii) if a dispute shall at any time arise with respect to any adjustment of the applicable Conversion Price, such dispute shall be conclusively determined by the auditors of the Corporation or, if they are unable or unwilling to act, by a firm of independent chartered accountants selected by the Directors and any such determination shall be binding upon the Corporation and the holders of the Series A Convertible Preferred Stock.


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


     (l) Certificate as to Adjustment. The Corporation shall from time to time promptly after the occurrence of any event which requires an adjustment in the applicable Conversion Price deliver to the holders of the Series A Convertible Preferred Stock a certificate specifying the nature of the event requiring the adjustment, the amount of the adjustment necessitated thereby, the applicable Conversion Price after giving effect to such adjustment and setting forth, in reasonable detail, the method of calculation and the facts upon which such calculation is based.

     (m) Conversion Default Payments. If at any time a Notice of Conversion is submitted and (x) the Corporation does not have sufficient authorized but unissued shares of Common Stock available to effect such conversion in full in accordance with the provisions of this Paragraph 5 or (y) the Corporation is prohibited by its Principal Market to effect such conversion in full as provided below without stockholder approval (each, a "Conversion Default"), the Corporation shall issue to the holders of the Series A Convertible Preferred Stock exercising such conversion rights, all of the shares of Common Stock which are then available to effect such conversion. The portion of this Series A Convertible Preferred Stock which the holder included in its Conversion Notice and which exceeds the amount which is then convertible into available shares of Common Stock (the "Excess Amount") shall, notwithstanding anything to the contrary contained herein, not be convertible into Common Stock in accordance with the terms hereof until (and at the holder's option at any time after) the date additional shares of Common Stock are authorized by the Corporation, or its stockholders, as applicable, at which time the Conversion Price in respect thereof shall be the lower of (i) the Conversion Price on the Conversion Default Date (as defined below) and (ii) the Conversion Price on the Conversion Date thereafter elected by the holder in respect thereof. The Corporation shall pay to the holder payments ("Conversion Default Payments") for a Conversion Default in the amount of (N/365) x .24 x the Excess Amount on the Conversion Date in respect of the Conversion Default (the "Conversion Default Date"), where N = the number of days from the Conversion Default Date to the date (the "Authorization Date") that the Corporation, or its stockholders, as applicable, authorizes a sufficient number of shares of Common Stock to effect conversion of the total number of outstanding shares of Series A Convertible Preferred Stock. The Corporation shall use its best efforts to authorize, or cause its stockholders to authorize within 40 days of the occurrence of a Conversion Default, as applicable, a sufficient number of shares of Common Stock as soon as practicable following the earlier of (i) such time that the holder notifies the Corporation or that the Corporation otherwise becomes aware that there are or likely will be insufficient shares to allow full conversion thereof and (ii) a Conversion Default. The Corporation shall send notice to the holder of the authorization of additional shares of Common Stock, the Authorization Date and the amount of holder's accrued Conversion Default Payments. The accrued Conversion Default Payments for each calendar month shall be paid in cash by the fifth business day of the month following the month in which it has accrued.

     6.   Redemption of Series A Convertible Preferred Stock.

     (a) Mandatory Redemption Date. If, upon the occurrence of the events listed in Paragraphs 6(a)(i) through (vii) below, there remain issued and outstanding any shares of Series A Convertible Preferred Stock, then the Corporation shall be required to redeem all of the


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


outstanding shares of the Series A Convertible Preferred Stock, within ten business days of such occurrence, for cash at a redemption price ("Redemption Price") equal to (x) the number of shares of Common Stock into which the outstanding Series A Convertible Preferred Stock are then convertible, multiplied by (y) the Average Closing Bid Price of Common Stock for the five Trading Days as reported by Bloomberg, LP immediately prior to the date of the event causing such redemption of the shares of Series A Convertible Preferred
Stock:

          (i) the second anniversary of the Original Issuance Date;

          (ii) Upon (w) the  occurrence  of a Change in Control of the  Company,
     (x) a transfer of all or substantially all of the assets of the Company to any Person in a single transaction or series of related transactions, (y) a consolidation, merger or amalgamation of the Company with or into another Person in which the Company is not the surviving entity (other than a merger which is effected solely to change the jurisdiction of incorporation of the Company and results in a reclassification, conversion or exchange of outstanding shares of Common Stock solely into shares of Common Stock) (each of items (w), (x) and (y) being referred to as a "Sale Event"), or
     (z) the occurrence of a Registration Default which continues uncured for a period of ten (10) days.

          (iii) Upon the issuance of the Maximum Number of Shares and the failure within 40 days of such issuance to obtain shareholder approval to issue additional shares of Common Stock, the Company shall redeem the outstanding Series A Convertible Preferred Stock for the Redemption Price.

          (iv) failure by the Company to pay or repay when due, all or any part of the principal and interest on the Company's $2,500,000 Bridge Note, $1,850,000 Bridge Note or $3,000,000 Bridge Note, held by Purchaser;

          (v) the trading in the Common Stock shall have been suspended or delisted by the Commission or by the Nasdaq Stock Market (except for any suspension of trading of limited duration solely to permit dissemination of material information regarding the Company and except if, at the time there is any suspension or delisting on the Nasdaq Stock Market, the Common Stock is then listed and approved for trading on either the New York Stock Exchange, the American Stock Exchange, the Nasdaq Stock Market's Small Cap Market, or the Nasdaq Bulletin Board within ten (10) Trading Days thereof);

          (vi) the Registration Statement shall not have been declared effective by the Commission by the Required Effectiveness Date, or the effectiveness of any registration statement required to be filed pursuant to the Registration Rights Agreement shall not be maintained for the Registration Maintenance Period, in each case which results in the Company incurring the Default Fee for a period in excess of 45 days.

     (b) Right to Redeem Series A Convertible Preferred Stock. At any time, and from time to time, on and after the Original Issuance Date, the Corporation may, in its sole discretion, but shall not be obligated to, redeem, in whole or in part, the then issued and outstanding shares of Series A Convertible Preferred Stock, at the Redemption Price. The Company shall select the Shares of Series A Convertible Preferred Stock to be redeemed in any redemption in which not all of the outstanding Shares of Series A Convertible Preferred Stock are to be redeemed so that the ratio of the Shares of Series A Convertible Preferred Stock of each holder selected for redemption to the total Shares of Series A Convertible Preferred Stock owned by that holder shall be the same as the ratio of all such Shares of Series A Convertible Preferred Stock selected for redemption bears to the total of all then outstanding Shares of Series A Convertible Preferred Stock.

     (c) Notice of Redemption. The Corporation shall provide each holder of record of the Series A Convertible Preferred Stock being redeemed with written notice of redemption pursuant to Paragraph 6(b) (the "Redemption Notice") not less than ten days prior to any date stipulated by the Corporation for the redemption of the Series A Convertible Preferred Stock (the "Redemption Date"). The Redemption Notice shall contain (i) the Redemption Date, (ii) the number of shares of Series A Convertible Preferred Stock to be redeemed from the holder to whom the Redemption Notice is delivered, (iii) instructions for surrender to the Corporation of the certificate or certificates representing the shares of Series A Convertible Preferred Stock to be redeemed, and (iv) a procedure for the holder to specify the number of shares of Series A Convertible Preferred Stock to be converted into Common Stock pursuant to Subparagraph (d) below.

     (d) Right to Convert Series A Convertible Preferred Stock upon Receipt of Redemption Notice. Upon receipt of the Redemption Notice, the recipient thereof shall have the option, at its sole election, to submit a Notice of Conversion to a portion of the Series A Convertible Preferred Stock called for redemption in the Redemption Notice; provided that such Notice of Conversion will only be honored by the Corporation if the redemption is not completed by the Redemption Date.

     (e) Surrender of Certificates; Payment of Redemption Price. On or before the Redemption Date, each holder of the shares of Series A Convertible Preferred Stock to be redeemed shall surrender the required certificate or certificates representing such shares to the Corporation, in the manner and at the place designated in the Redemption Notice, and upon payment to the holder of the Redemption Price, each such surrendered certificate shall be canceled and retired. If payment of such Redemption Price is not made in full by the ten days following the Notice of Redemption, the holder shall again have the right to convert the Series A Convertible Preferred Stock as provided in Paragraph 5 hereof and the Corporation's right of redemption under Paragraph 6(b), shall cease to exist from and after the Redemption Date. If a certificate is surrendered and all the shares evidenced thereby are not being redeemed, the Corporation shall issue new certificates to be registered in the names of the person(s) whose name(s) appear(s) as the owners on the respective surrendered certificates and deliver such certificate to such person(s).

     7. Notices. In case at any time:

     (a) the Corporation shall declare any dividend upon its Common Stock payable in cash or stock or make any other pro rata distribution to the holders of its Common Stock; or

     (b) the Corporation shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or other rights; or

     (c) there shall occur any of the events set forth in Paragraphs 5 (f) through (k) hereof, or a consolidation or merger of the Corporation with or into, or a sale of all or substantially all its assets to, another entity or entities; or

     (d) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

then, in any one or more of said cases, the Corporation shall give, by first class mail, postage prepaid, or by telex or facsimile or by recognized overnight delivery service to non-U.S. residents, addressed to each holder of any shares of Series A Convertible Preferred Stock at the address of such holder as shown on the books of the Corporation, at least 10 days' prior written notice of the date on which the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such event set forth in Paragraphs 5 (f) through (k) hereof, consolidation, merger, sale, dissolution, liquidation or winding up. Such notice in accordance with the foregoing clause (i) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto and (ii) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be.

     8. Stock to be Reserved. The Corporation, upon the effective date of this Certificate of Designations, has a sufficient number of shares of Common Stock available to reserve for issuance upon the conversion of all outstanding shares of Series A Convertible Preferred Stock. The Corporation will at all times reserve and keep available out of its authorized Common Stock, solely for the purpose of issuance upon the conversion of Series A Convertible Preferred Stock as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding shares of Series A Convertible Preferred . The Corporation covenants that all shares of Common Stock which shall be so issued shall be duly and validly issued, fully paid and non-assessable. The Corporation will take all such action as may be so taken without violation of any applicable law or regulation, or of any requirement of any national securities exchange upon which the Common Stock may be listed to have a sufficient number of authorized but unissued shares of Common Stock to issue upon conversion of the Series A Convertible Preferred Stock. The Corporation will not take any action which results in any adjustment of the conversion rights if the total number of shares of Common Stock issued and issuable after such action upon conversion of the Series A Convertible Preferred Stock would exceed the total number of shares of Common Stock then authorized by the Corporation's Articles of Incorporation.

     9. No Reissuance of Series A Convertible Preferred Stock. Shares of Series A Convertible Preferred Stock which are converted into shares of Common Stock as provided herein shall not be reissued.

     10. Issue Tax. The issuance of certificates for shares of Common Stock upon conversion of Series A Convertible Preferred Stock shall be made without charge to the holder for any United States issuance tax in respect thereof, provided that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Series A Convertible Preferred Stock which is being converted.

     11. Closing of Books. The Corporation will at no time close its transfer books against the transfer of any Series A Convertible Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Series A Convertible Preferred Stock in any manner which interferes with the timely conversion of such Series A Convertible Preferred Stock, except as may otherwise be required to comply with applicable securities laws.

     12. Definitions. As used in this Certificate of Designations, the term "Common Stock" shall mean and include the Corporation's authorized Common Stock, $0.08 par value, as constituted on the date of filing of this Certificate of Designations authorizing the issuance of the Series A Convertible Preferred Stock, and shall also include any capital stock of any class of the Corporation thereafter authorized which shall neither be limited to a fixed sum or percentage of par value in respect of the rights of the holders thereof to participate in dividends nor entitled to a preference in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation; provided that the shares of Common Stock receivable upon conversion of shares of Series A Convertible Preferred Stock shall include only shares designated as Common Stock of the Corporation on the date of filing of this instrument, or in case of any reorganization, reclassification, or stock split of the outstanding shares thereof, the stock, securities or assets provided for in Paragraphs 5(f) through (k). Any capitalized terms used in this Certificate of Designations but not defined herein shall have the meanings set forth in that certain Securities Purchase Agreement ("Securities Purchase Agreement") by the Corporation and the other persons signatory thereto relating to the issuance and sale of the Series A Convertible Preferred Stock to the holders of the Series A Convertible Preferred Stock, a copy of which will be provided to any stockholder of the Corporation upon request to the Secretary of the Corporation, without charge.

     13. Loss, Theft, Destruction of Preferred Stock. Upon receipt of evidence satisfactory to the Corporation of the loss, theft, destruction or mutilation of certificates representing shares of Series A Convertible Preferred Stock and, in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (which shall not include the posting of any bond), or, in the case of any such mutilation, upon surrender and cancellation of the Series A Convertible Preferred Stock certificate, the Corporation shall make, issue and deliver, in lieu of such lost, stolen, destroyed or mutilated certificates for Series A Convertible Preferred Stock, new certificates for Series A Convertible Preferred Stock of like tenor.

     14. Who Deemed Absolute Owner. The Corporation may deem the person in whose name the Series A Convertible Preferred Stock shall be registered upon the registry books of the Corporation to be, and may treat it as, the absolute owner of the Series A Convertible Preferred Stock for the purpose of conversion of the Series A Convertible Preferred Stock and for all other purposes, and the Corporation shall not be affected by any notice to the contrary. All such payments and such conversion shall be valid and effectual to satisfy and discharge the liability upon the Series A Convertible Preferred Stock to the extent of the sum or sums so paid or the conversion so made.

     15. Register. The Corporation shall keep at its principal office a register in which the Corporation shall provide for the registration of the Series A Convertible Preferred Stock. Upon any transfer of the Series A Convertible Preferred Stock in accordance with the provisions hereof, the Corporation shall register such transfer on the Series A Convertible Preferred Stock register.

     16. Headings. The headings of the Sections of this Certificate of Designations are inserted for convenience only and do not constitute a part of this Certificate of Designations.

     IN WITNESS WHEREOF, Denis J. Fitzpatrick, Chief Financial Officer of the Corporation, under penalties of perjury, does hereby declare and certify that this is the act and deed of the Corporation and the facts stated herein are true and accordingly has signed this Certificate of Designations as of this _____ day of July, 2000.

                                              AMERICAN INTERNATIONAL PETROLEUM
                                              CORPORATION


                                              By:
                                                  ------------------------------
                                                  Denis J. Fitzpatrick
                                                  Chief Financial Officer


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